Exhibit 99.1

Jerash Holdings (US), Inc. Declares Quarterly Dividend

Fairfield, New Jersey – August 7, 2026 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made sportswear and outerwear for leading global brands, announced today that its board of directors approved the payment of a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend is payable on or about August 24, 2026 to the stockholders of record as of August 17, 2026.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, and Nautica), Hugo Boss, American Eagle, Acushnet Holdings Corp (which owns the brand FootJoy). Jerash's existing production facilities in Jordan comprise eight factory units and six warehouses, and Jerash currently employs approximately 6,300 people. Additional information is available at www.jerashholdings.com.

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Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com